Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 filed on July 22, 2013) pertaining to the Rexford Industrial Realty, Inc. and Rexford Industrial Realty, L.P. 2013 Incentive Award Plan of (i) our report dated May 21, 2013 with respect to the consolidated balance sheet of Rexford Industrial Realty, Inc. as of March 31, 2013; (ii) our report dated March 6, 2013, except for the Combined Balance Sheets, Combined Statements of Operations, Note 2 “Summary of Significant Accounting Policies”, Note 3 “Investment in Real Estate”, Note 4 “Intangible Assets” and Note 6 “Notes Payable” as to which the date is May 21, 2013 with respect to the combined financial statements of Rexford Industrial Realty, Inc. Predecessor as of and for the years ended December 31, 2012 and 2011; and (iii) our report dated May 21, 2013 with respect to the statement of revenues and certain expenses of Glendale Commerce Center for the year ended December 31, 2012, all included in the Registration Statement on Form S-11 (No. 333-188806), as amended, and the related Prospectus dated July 18, 2013 of Rexford Industrial Realty, Inc. for the registration of its common stock, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

July 22, 2013